Exhibit 99.1

BANKUNITED, INC. REPORTS 2019 RESULTS

Miami Lakes, Fla. — January 23, 2020 — BankUnited, Inc. (the “Company”) (NYSE: BKU) today announced financial results for the quarter and year ended December 31, 2019.
For the quarter ended December 31, 2019, the Company reported net income of $89.5 million, or $0.91 per diluted share, compared to $52.4 million, or $0.50 per diluted share, for the quarter ended December 31, 2018. Non-loss share diluted earnings per share, as previously reported, for the quarter ended December 31, 2018 was $0.59.
For the year ended December 31, 2019, the Company reported net income of $313.1 million, or $3.13 per diluted share, compared to $324.9 million, or $2.99 per diluted share, for the year ended December 31, 2018. Non-loss share diluted earnings per share for the year ended December 31, 2018 was $2.36.
The return on average stockholders’ equity for the year ended December 31, 2019 was 10.6%, while the return on average assets was 0.95%.
Rajinder Singh, Chairman, President and Chief Executive Officer, said, "2019 was an outstanding year for BankUnited. We reported a 5% increase in EPS in spite of a challenging environment and the decline in loss share revenue."
Quarterly Highlights

•
The net interest margin, calculated on a tax-equivalent basis, was 2.41% for the quarter ended December 31, 2019, unchanged from the immediately preceding quarter ended September 30, 2019. Net interest income for the quarter ended December 31, 2019 was $185.3 million, compared to $185.7 million for the quarter ended September 30, 2019. The net interest margin and net interest income were 4.01% and $295.1 million, respectively, for the quarter ended December 31, 2018. The most significant reason for the decline in net interest income and the net interest margin for the quarter ended December 31, 2019 compared to the quarter ended December 31, 2018, was the decrease in accretion on formerly covered residential loans.

•	The cost of total deposits declined by 0.19% compared to the immediately preceding quarter ended September 30, 2019, to 1.48% from 1.67%.

•
Non-interest bearing demand deposits grew by $674 million for the year ended December 31, 2019, to 17.6% of total deposits at December 31, 2019 compared to 15.4% of total deposits at December 31, 2018. Non-interest bearing demand deposits grew by $168 million during the quarter ended December 31, 2019. Total deposits grew by $438 million and $920 million for the quarter and year ended December 31, 2019, respectively.

•	Loans and leases, including operating lease equipment, grew by $301 million during the quarter ended December 31, 2019. For the year ended December 31, 2019, loans and leases grew by $1.2 billion.

•
During the year ended December 31, 2019, the Company repurchased approximately 4.5 million shares of its common stock for an aggregate purchase price of $154 million, at a weighted average price of $34.34 per share. During the quarter ended December 31, 2019, the Company repurchased approximately 0.1 million shares of its common stock for an aggregate purchase price of approximately $4 million.

•
Nine months into the implementation phase, we are beginning to see the impact of BankUnited 2.0 on our operating results and remain on track to achieve our previously disclosed target of incremental annual pre-tax impact of $60 million by mid-2021.

•	Book value per common share grew to $31.33 at December 31, 2019 from $29.49 at December 31, 2018 while tangible book value per common share increased to $30.52 from $28.71 over the same period.

Loans and Leases
Loans totaled $23.2 billion at December 31, 2019 compared to $22.0 billion at December 31, 2018.
A comparison of loan and lease portfolio composition at the dates indicated follows (dollars in thousands):

	December 31, 2019		September 30, 2019		December 31, 2018
Residential and other consumer loans	$5,661,119	24.5%	$5,571,104	24.4%	$4,948,989	22.5%
Multi-family	2,217,705	9.6%	2,221,525	9.7%	2,585,421	11.8%
Non-owner occupied commercial real estate	5,030,904	21.7%	4,855,945	21.2%	4,688,880	21.4%
Construction and land	243,925	1.1%	189,095	0.8%	226,840	1.0%
Owner occupied commercial real estate	2,062,808	8.9%	2,049,987	9.0%	2,119,880	9.6%
Commercial and industrial	4,655,349	20.1%	4,538,059	19.9%	4,358,526	19.8%
Pinnacle	1,202,430	5.2%	1,236,121	5.4%	1,462,655	6.6%
Bridge - franchise finance	627,482	2.6%	605,896	2.6%	517,305	2.4%
Bridge - equipment finance	684,794	3.0%	682,149	3.0%	636,838	2.9%
Mortgage warehouse lending	768,472	3.3%	905,619	4.0%	431,674	2.0%
	$23,154,988	100.0%	$22,855,500	100.0%	$21,977,008	100.0%
Operating lease equipment, net	$698,153		$696,899		$702,354
For the year ended December 31, 2019, loans and leases grew by 5.2%. 2019 results reflected growth across all major lending categories with the exception of multi-family and Pinnacle. The increase of $712 million for the year in residential and other consumer loans included $434 million of growth in the GNMA early buyout portfolio. The decline in multi-family balances included net runoff of the New York portfolio of $348 million, continuing to reflect changes in strategy around this portfolio segment. The decline in the Pinnacle portfolio was impacted by the sale of $168 million of loans during the year. For the quarter ended December 31, 2019, mortgage warehouse outstandings declined by $137 million due to seasonally lower utilization rates.
Asset Quality and Allowance for Loan and Lease Losses
For the quarters ended December 31, 2019 and 2018, the Company recorded a net recovery of the provision for loan losses of $0.5 million and a provision for loan losses of $12.6 million, respectively. For the years ended December 31, 2019 and 2018, the Company recorded provisions for loan losses of $8.9 million and $25.9 million, respectively. The provisions for the quarter and year ended December 31, 2018 included $14.0 million and $26.2 million, respectively, related to taxi medallion loans.
The provision for loan losses for the quarter ended December 31, 2019 was impacted by an increase in specific reserves, particularly for one $41 million commercial loan, decreases in loss factors used to estimate reserves on loans not individually evaluated for impairment and recoveries of $4.2 million.
Factors contributing to the decrease in the provision for loan losses for the year ended December 31, 2019, as compared to the year ended December 31, 2018 included (i) the reduction in the provision related to taxi medallion loans; (ii) a decrease in the non-taxi provision related to specific reserves; and (iii) changes in the composition of portfolio growth; offset by (iv) net increases related to the relative impact on the provision of changes in certain quantitative and qualitative loss factors.
Non-performing loans totaled $204.8 million or 0.88% of total loans at December 31, 2019, compared to $137.6 million or 0.60% of total loans at September 30, 2019 and $129.9 million or 0.59% of total loans at December 31, 2018. The most significant components of the $67.2 million increase in non-performing loans during the quarter ended December 31, 2019 were the transfer to non-accrual of the $41 million commercial loan discussed above and a $12.6 million increase in the guaranteed portion of SBA loans on non-accrual status. The guaranteed portion of SBA loans on non-accrual status totaled $45.7 million, $33.1 million and $17.8 million, representing 0.20%, 0.14% and 0.08% of total loans at December 31, 2019, September 30, 2019 and December 31, 2018, respectively. Loans risk rated special mention, substandard or doubtful represented 1.90% of total loans at December 31, 2019 compared to 1.92% of total loans at September 30, 2019.

The ratios of the allowance for loan and lease losses to total loans and to non-performing loans were 0.47% and 53.07%, respectively, at December 31, 2019, compared to 0.50% and 84.63%, at December 31, 2018. The ratio of net charge-offs to average loans was 0.05% for the year ended December 31, 2019, compared to 0.28% for the year ended December 31, 2018, of which 0.18% related to taxi medallion loans.
The following table summarizes the activity in the allowance for loan and lease losses for the periods indicated (in thousands):

	Three Months Ended December 31,
	2019			2018
	Residential and Other Consumer	Commercial	Total	Residential and Other Consumer	Commercial	Total
Beginning balance	$11,399	$97,063	$108,462	$10,303	$114,437	$124,740
Provision (recovery)	(285)	(184)	(469)	698	11,885	12,583
Charge-offs	—	(3,556)	(3,556)	(221)	(30,883)	(31,104)
Recoveries	40	4,194	4,234	8	3,704	3,712
Ending balance	$11,154	$97,517	$108,671	$10,788	$99,143	$109,931

	Years Ended December 31,
	2019			2018
	Residential and Other Consumer	Commercial	Total	Residential and Other Consumer	Commercial	Total
Beginning balance	$10,788	$99,143	$109,931	$10,720	$134,075	$144,795
Provision	154	8,750	8,904	1,032	24,893	25,925
Charge-offs	—	(17,541)	(17,541)	(1,465)	(65,619)	(67,084)
Recoveries	212	7,165	7,377	501	5,794	6,295
Ending balance	$11,154	$97,517	$108,671	$10,788	$99,143	$109,931
Charge-offs related to taxi medallion loans totaled $25.0 million and $38.4 million for the quarter and year ended December 31, 2018, respectively.
Deposits
At December 31, 2019, deposits totaled $24.4 billion compared to $23.5 billion at December 31, 2018. The average cost of total deposits declined to 1.48% for the quarter ended December 31, 2019, from 1.67% for the immediately preceding quarter ended September 30, 2019, and 1.52% for the quarter ended December 31, 2018.
Net interest income
Net interest income for the quarter ended December 31, 2019 decreased to $185.3 million from $295.1 million for the quarter ended December 31, 2018. Net interest income was $752.8 million for the year ended December 31, 2019, compared to $1.1 billion for the year ended December 31, 2018. Interest income decreased by $105.4 million and $167.3 million for the quarter and year ended December 31, 2019, respectively, primarily due to a decrease in accretion on formerly covered residential loans. Interest income on formerly covered residential loans declined by $106.9 million to $14.4 million for the quarter ended December 31, 2019 from $121.3 million for the quarter ended December 31, 2018. Interest income on formerly covered residential loans declined by $305.2 million to $63.0 million for the year ended December 31, 2019 from $368.2 million for the year ended December 31, 2018. Interest expense increased by $4.4 million for the quarter ended December 31, 2019 compared to the quarter ended December 31, 2018 due primarily to an increase in average interest bearing liabilities. Interest expense increased by $130.0 million for the year ended December 31, 2019 due to increases in both average interest bearing liabilities and the cost of funds.
The Company’s net interest margin, calculated on a tax-equivalent basis, remained flat at 2.41% for the quarter ended December 31, 2019, compared to the immediately preceding quarter ended September 30, 2019. The net interest margin was

4.01% for the quarter ended December 31, 2018. The Company's net interest margin, calculated on a tax-equivalent basis, was 2.47% for the year ended December 31, 2019, compared to 3.67% for the year ended December 31, 2018.
The most significant factor impacting the decreases in net interest margin for the quarter and year ended December 31, 2019 compared to the quarter and year ended December 31, 2018 was the decrease in accretion on formerly covered residential loans. Both the average balance of and yield on these loans declined. The decline in the average balance resulted in large part from the sale of a substantial portion of the loans during 2018. The yield on the remaining loans declined to 34.91% and 34.33%, respectively, for the quarter and year ended December 31, 2019 from 147.37% and 86.13%, respectively, for the quarter and year ended December 31, 2018, due primarily to changes in assumptions about the remaining period over which accretable yield would be realized, attributable to management's decision to retain certain loans beyond expiration of the Single Family Shared-Loss Agreement.
Other factors contributing to the decline in the net interest margin for the quarter ended December 31, 2019 compared to the quarter ended December 31, 2018 included:

•
The tax-equivalent yield on loans other than formerly covered residential loans decreased to 4.04% for the quarter ended December 31, 2019, from 4.18% for the quarter ended December 31, 2018. The most significant factor contributing to this decrease was the impact of decreases in benchmark interest rates during 2019.

•
The tax-equivalent yield on investment securities decreased to 3.18% for the quarter ended December 31, 2019 from 3.59% for the quarter ended December 31, 2018. The most significant factors contributing to this decrease were the impact of decreases in benchmark interest rates during 2019 and increased prepayment speeds on securities owned at a premium.

Additional offsetting factors contributing to the decline in the net interest margin for the year ended December 31, 2019 compared to the year ended December 31, 2018 included:

•
The tax-equivalent yield on loans other than formerly covered residential loans increased to 4.18% for the year ended December 31, 2019, from 4.00% for the year ended December 31, 2018. The most significant factor contributing to this increase was the impact of increases in benchmark interest rates during 2018.

•
The tax-equivalent yield on investment securities increased to 3.46% for the year ended December 31, 2019 from 3.35% for the year ended December 31, 2018, primarily due to increases in coupon interest rates, partially offset by increased prepayment speeds.

•
The average rate on interest bearing liabilities increased to 2.09% for the year ended December 31, 2019 from 1.66% for the year ended December 31, 2018. The increase reflected higher average rates on interest bearing deposits, short term borrowings and FHLB advances.

For both the quarter and year ended December 31, 2019 the increase in average non-interest bearing demand deposits as a percentage of total deposits positively impacted the net interest margin.
Non-interest income
Non-interest income totaled $37.8 million and $147.2 million, respectively, for the quarter and year ended December 31, 2019 compared to $33.3 million and $132.0 million, respectively, for the quarter and year ended December 31, 2018. Excluding the impact of transactions in the formerly covered assets, including Income from resolution of covered assets, Net loss on FDIC indemnification and Gain on sale of covered loans, non-interest income totaled $33.7 million and $118.9 million, respectively, for the quarter and year ended December 31, 2018.
The most significant factors contributing to the increases in non-interest income, excluding the impact of transactions in the formerly covered assets for 2018, for the quarter and year ended December 31, 2019 compared to the corresponding periods in the prior year were increases of $7.2 million and $18.0 million, respectively, in gain on investment securities. Gains on investment securities related primarily to the sale of securities in the course of managing the Company's liquidity position, portfolio duration and mix, and to increases in the fair values of certain marketable equity securities. Securities gains for the quarter ended December 31, 2019 included $5.7 million in gains related to the sale of formerly covered securities acquired in the FSB Acquisition and a $0.6 million increase in the fair value of marketable equity securities.

Non-interest expense
Non-interest expense totaled $119.0 million and $487.1 million, respectively, for the quarter and year ended December 31, 2019 compared to $246.7 million and $740.5 million, respectively, for the quarter and year ended December 31, 2018. The most significant component of these decreases in non-interest expense was the decrease in amortization of the FDIC indemnification asset. The FDIC indemnification asset was amortized to zero during the fourth quarter of 2018 in light of the expected termination of the Single Family Shared-Loss Agreement.
Employee compensation and benefits declined by $1.1 million and $19.7 million for the quarter and year ended December 31, 2019 relative to the comparable periods of the prior year, primarily due to a reduction in headcount. Professional fees decreased by $3.1 million during the quarter ended December 31, 2019, primarily due to fees incurred related to the implementation of our BankUnited 2.0 initiative, CECL implementation and certain technology projects during the fourth quarter of 2018. Professional fees increased by $3.8 million for the year ended December 31, 2019 compared to the year ended December 31, 2018. This increase was primarily attributable to consulting services related to our BankUnited 2.0 initiative. Increased technology and telecommunications expense related primarily to investments we are making in cloud technology, our digital platforms, data initiatives and enhancement of some of our risk management capabilities.
Non-interest expense for both the quarter and year ended December 31, 2019 included an impairment charge of $1.9 million related to operating lease equipment.
Costs incurred directly related to the implementation of BankUnited 2.0 during the year ended December 31, 2019 included professional fees of $10.8 million, branch closure expenses of $2.4 million, and severance costs of $1.6 million. For the quarter ended December 31, 2019 these costs totaled approximately $0.3 million.
Provision for income taxes
The effective income tax rate was 14.4% and 22.5% for the quarter and year ended December 31, 2019. The effective income tax rate for the quarter ended December 31, 2019 was positively impacted by changes in state apportionment factors in connection with the filing of state income returns and by a reduction in the Florida corporate income tax rate.
Earnings Conference Call and Presentation
A conference call to discuss quarterly results will be held at 9:00 a.m. ET on Thursday, January 23, 2020 with Chairman, President and Chief Executive Officer, Rajinder P. Singh, and Chief Financial Officer, Leslie N. Lunak.
The earnings release will be available on the Investor Relations page under About Us on www.bankunited.com prior to the call. The call may be accessed via a live Internet webcast at www.bankunited.com or through a dial in telephone number at (855) 798-3052 (domestic) or (234) 386-2812 (international). The name of the call is BankUnited, Inc. and the confirmation number for the call is 8666634. A replay of the call will be available from 12:00 p.m. ET on January 23rd through 11:59 p.m. ET on January 30th by calling (855) 859-2056 (domestic) or (404) 537-3406 (international). The pass code for the replay is 8666634. An archived webcast will also be available on the Investor Relations page of www.bankunited.com.
About BankUnited, Inc.
BankUnited, Inc., with total assets of $32.9 billion at December 31, 2019, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida with 74 banking centers in 14 Florida counties and 5 banking centers in the New York metropolitan area at December 31, 2019.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance.
The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions, including (without limitations) those relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 which is available at the SEC’s website (www.sec.gov).
Contact
BankUnited, Inc.
Investor Relations:
Leslie N. Lunak, 786-313-1698
llunak@bankunited.com
Source: BankUnited, Inc.

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In thousands, except share and per share data)

	December 31, 2019	December 31, 2018
ASSETS
Cash and due from banks:
Non-interest bearing	$7,704	$9,392
Interest bearing	206,969	372,681
Cash and cash equivalents	214,673	382,073
Investment securities (including securities recorded at fair value of $7,759,237 and $8,156,878)	7,769,237	8,166,878
Non-marketable equity securities	253,664	267,052
Loans held for sale	37,926	36,992
Loans (including covered loans of $201,376 at December 31, 2018)	23,154,988	21,977,008
Allowance for loan and lease losses	(108,671)	(109,931)
Loans, net	23,046,317	21,867,077
Bank owned life insurance	282,151	263,340
Operating lease equipment, net	698,153	702,354
Goodwill and other intangible assets	77,674	77,718
Other assets	491,498	400,842
Total assets	$32,871,293	$32,164,326

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Demand deposits:
Non-interest bearing	$4,294,824	$3,621,254
Interest bearing	2,130,976	1,771,465
Savings and money market	10,621,544	11,261,746
Time	7,347,247	6,819,758
Total deposits	24,394,591	23,474,223
Federal funds purchased	100,000	175,000
Federal Home Loan Bank advances	4,480,501	4,796,000
Notes and other borrowings	429,338	402,749
Other liabilities	486,084	392,521
Total liabilities	29,890,514	29,240,493

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01 per share, 400,000,000 shares authorized; 95,128,231 and 99,141,374 shares issued and outstanding	951	991
Paid-in capital	1,083,920	1,220,147
Retained earnings	1,927,735	1,697,822
Accumulated other comprehensive income (loss)	(31,827)	4,873
Total stockholders' equity	2,980,779	2,923,833
Total liabilities and stockholders' equity	$32,871,293	$32,164,326

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
Interest income:
Loans	$242,642	$342,434	$981,408	$1,198,241
Investment securities	62,006	67,695	280,560	233,091
Other	4,762	4,667	19,902	17,812
Total interest income	309,410	414,796	1,281,870	1,449,144
Interest expense:
Deposits	88,289	87,647	385,180	284,563
Borrowings	35,810	32,096	143,905	114,488
Total interest expense	124,099	119,743	529,085	399,051
Net interest income before provision for loan losses	185,311	295,053	752,785	1,050,093
Provision for (recovery of) loan losses (including $235 and $752 for covered loans for the three months and year ended December 31, 2018)	(469)	12,583	8,904	25,925
Net interest income after provision for loan losses	185,780	282,470	743,881	1,024,168
Non-interest income:
Income from resolution of covered assets, net	—	862	—	11,551
Net loss on FDIC indemnification	—	(2,274)	—	(4,199)
Deposit service charges and fees	4,150	3,602	16,539	14,412
Gain on sale of loans, net (including $993 and $5,732 related to covered loans for the three months and year ended December 31, 2018)	1,899	2,904	12,119	15,864
Gain on investment securities, net	7,438	221	21,174	3,159
Lease financing	13,857	16,000	66,631	61,685
Other non-interest income	10,412	12,013	30,741	29,550
Total non-interest income	37,756	33,328	147,204	132,022
Non-interest expense:
Employee compensation and benefits	55,744	56,812	235,330	254,997
Occupancy and equipment	13,697	13,544	56,174	55,899
Amortization of FDIC indemnification asset	—	128,911	—	261,763
Deposit insurance expense	4,142	4,174	16,991	18,984
Professional fees	2,621	5,767	20,352	16,539
Technology and telecommunications	13,334	9,015	47,509	35,136
Depreciation of operating lease equipment	13,610	11,363	48,493	40,025
Loss on debt extinguishment	—	—	3,796	—
Other non-interest expense	15,860	17,092	58,444	57,197
Total non-interest expense	119,008	246,678	487,089	740,540
Income before income taxes	104,528	69,120	403,996	415,650
Provision for income taxes	15,072	16,717	90,898	90,784
Net income	$89,456	$52,403	$313,098	$324,866
Earnings per common share, basic	$0.91	$0.50	$3.14	$3.01
Earnings per common share, diluted	$0.91	$0.50	$3.13	$2.99

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Three Months Ended December 31,
	2019			2018
	Average Balance	Interest (1)(2)	Yield/ Rate (1)(2)	Average Balance	Interest (1)(2)	Yield/ Rate (1)(2)
Assets:
Interest earning assets:
Non-covered loans	$22,986,427	$246,458	4.27%	$21,456,281	$225,531	4.18%
Covered loans	—	—	—%	329,368	121,349	147.37%
Total loans	22,986,427	246,458	4.27%	21,785,649	346,880	6.35%
Investment securities (3)	7,929,948	62,948	3.18%	7,693,718	68,958	3.59%
Other interest earning assets	627,001	4,762	3.01%	514,389	4,667	3.60%
Total interest earning assets	31,543,376	314,168	3.97%	29,993,756	420,505	5.59%
Allowance for loan and lease losses	(110,503)			(124,029)
Non-interest earning assets	1,655,342			1,798,183
Total assets	$33,088,215			$31,667,910
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$1,947,034	6,485	1.32%	$1,696,557	5,489	1.28%
Savings and money market deposits	10,416,964	41,705	1.59%	10,706,427	45,433	1.68%
Time deposits	7,016,192	40,099	2.27%	6,941,282	36,725	2.10%
Total interest bearing deposits	19,380,190	88,289	1.81%	19,344,266	87,647	1.80%
Short term borrowings	115,928	505	1.73%	104,946	591	2.25%
FHLB advances	5,244,495	30,011	2.27%	4,552,522	26,206	2.28%
Notes and other borrowings	404,086	5,294	5.24%	402,753	5,299	5.26%
Total interest bearing liabilities	25,144,699	124,099	1.96%	24,404,487	119,743	1.95%
Non-interest bearing demand deposits	4,292,943			3,572,189
Other non-interest bearing liabilities	686,027			657,887
Total liabilities	30,123,669			28,634,563
Stockholders' equity	2,964,546			3,033,347
Total liabilities and stockholders' equity	$33,088,215			$31,667,910
Net interest income		$190,069			$300,762
Interest rate spread			2.01%			3.64%
Net interest margin			2.41%			4.01%

(1)	On a tax-equivalent basis where applicable

(2)	Annualized

(3)	At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Years Ended December 31,
	2019			2018
	Average Balance	Interest (1)	Yield/ Rate (1)	Average Balance	Interest (1)	Yield/ Rate (1)
Assets:
Interest earning assets:
Non-covered loans	$22,553,250	$998,130	4.43%	$21,169,705	$847,588	4.00%
Covered loans	—	—	—%	427,437	368,161	86.13%
Total loans	22,553,250	998,130	4.43%	21,597,142	1,215,749	5.63%
Investment securities (2)	8,231,858	284,849	3.46%	7,124,372	238,602	3.35%
Other interest earning assets	555,992	19,902	3.58%	506,154	17,812	3.52%
Total interest earning assets	31,341,100	1,302,881	4.16%	29,227,668	1,472,163	5.04%
Allowance for loan and lease losses	(112,890)			(136,758)
Non-interest earning assets	1,625,579			1,878,284
Total assets	$32,853,789			$30,969,194
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$1,824,803	25,054	1.37%	$1,627,828	18,391	1.13%
Savings and money market deposits	10,922,819	197,942	1.81%	10,634,970	146,324	1.38%
Time deposits	6,928,499	162,184	2.34%	6,617,006	119,848	1.81%
Total interest bearing deposits	19,676,121	385,180	1.96%	18,879,804	284,563	1.51%
Short term borrowings	124,888	2,802	2.24%	48,940	1,035	2.11%
FHLB advances	5,089,524	119,901	2.36%	4,637,247	92,234	1.99%
Notes and other borrowings	403,704	21,202	5.25%	402,795	21,219	5.27%
Total interest bearing liabilities	25,294,237	529,085	2.09%	23,968,786	399,051	1.66%
Non-interest bearing demand deposits	3,950,612			3,389,191
Other non-interest bearing liabilities	662,590			538,575
Total liabilities	29,907,439			27,896,552
Stockholders' equity	2,946,350			3,072,642
Total liabilities and stockholders' equity	$32,853,789			$30,969,194
Net interest income		$773,796			$1,073,112
Interest rate spread			2.07%			3.38%
Net interest margin			2.47%			3.67%

(1)	On a tax-equivalent basis where applicable

(2)	At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
EARNINGS PER COMMON SHARE
(In thousands except share and per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
c	2019	2018	2019	2018
Basic earnings per common share:
Numerator:
Net income	$89,456	$52,403	$313,098	$324,866
Distributed and undistributed earnings allocated to participating securities	(3,971)	(2,363)	(13,371)	(13,047)
Income allocated to common stockholders for basic earnings per common share	$85,485	$50,040	$299,727	$311,819
Denominator:
Weighted average common shares outstanding	95,000,894	101,955,583	96,581,290	104,916,865
Less average unvested stock awards	(1,065,813)	(1,177,290)	(1,127,275)	(1,171,994)
Weighted average shares for basic earnings per common share	93,935,081	100,778,293	95,454,015	103,744,871
Basic earnings per common share	$0.91	$0.50	$3.14	$3.01
Diluted earnings per common share:
Numerator:
Income allocated to common stockholders for basic earnings per common share	$85,485	$50,040	$299,727	$311,819
Adjustment for earnings reallocated from participating securities	(41)	(10)	(175)	(195)
Income used in calculating diluted earnings per common share	$85,444	$50,030	$299,552	$311,624
Denominator:
Weighted average shares for basic earnings per common share	93,935,081	100,778,293	95,454,015	103,744,871
Dilutive effect of stock options	186,967	181,141	202,890	332,505
Weighted average shares for diluted earnings per common share	94,122,048	100,959,434	95,656,905	104,077,376
Diluted earnings per common share	$0.91	$0.50	$3.13	$2.99

BANKUNITED, INC. AND SUBSIDIARIES
SELECTED RATIOS

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
Financial ratios (4)
Return on average assets	1.07%	0.66%	0.95%	1.05%
Return on average stockholders’ equity	12.0%	6.9%	10.6%	10.6%
Net interest margin (3)	2.41%	4.01%	2.47%	3.67%

	December 31, 2019	December 31, 2018
Asset quality ratios
Non-performing loans to total loans (1)(5)	0.88%	0.59%
Non-performing assets to total assets (2) (5)	0.63%	0.43%
Allowance for loan and lease losses to total loans	0.47%	0.50%
Allowance for loan and lease losses to non-performing loans (1) (5)	53.07%	84.63%
Net charge-offs to average loans	0.05%	0.28%

	December 31, 2019		December 31, 2018
	BankUnited, Inc.	BankUnited, N.A.	BankUnited, Inc.	BankUnited, N.A.
Capital ratios
Tier 1 leverage	8.9%	9.3%	9.0%	9.6%
Common Equity Tier 1 ("CET1") risk-based capital	12.3%	12.9%	12.6%	13.5%
Total risk-based capital	12.8%	13.4%	13.1%	14.0%

(1)
We define non-performing loans to include non-accrual loans, and loans, other than ACI loans and government insured residential loans, that are past due 90 days or more and still accruing. Contractually delinquent ACI loans and government insured residential loans on which interest continues to be accreted or accrued are excluded from non-performing loans.

(2)	Non-performing assets include non-performing loans, OREO and other repossessed assets.

(3)	On a tax-equivalent basis.

(4)	Annualized for the three month period.

(5)
Non-performing loans and assets include the guaranteed portion of non-accrual SBA loans totaling $45.7 million or 0.20% of total loans and 0.14% of total assets, at December 31, 2019; compared to $17.8 million or 0.08% of total loans and 0.06% of total assets, at December 31, 2018.

Non-GAAP Financial Measures
Tangible book value per common share is a non-GAAP financial measure. Management believes this measure is relevant to understanding the capital position and performance of the Company. Disclosure of this non-GAAP financial measure also provides a meaningful base for comparison to other financial institutions. The following table reconciles the non-GAAP financial measurement of tangible book value per common share to the comparable GAAP financial measurement of book value per common share at December 31, 2019 (in thousands except share and per share data):

Total stockholders’ equity	$2,980,779
Less: goodwill and other intangible assets	77,674
Tangible stockholders’ equity	$2,903,105

Common shares issued and outstanding	95,128,231

Book value per common share	$31.33

Tangible book value per common share	$30.52
Non-interest income excluding the impact of transactions in the formerly covered assets is a non-GAAP financial measure. Management believes disclosure of this measure provides readers with information that may be useful in comparing current period results to the comparable periods of the prior year. The following table reconciles the non-GAAP financial measurement of Non-interest income excluding the impact of transactions in the formerly covered assets to the comparable GAAP financial measurement of Non-interest income for the periods indicated (in thousands):

	Three Months Ended December 31, 2018	Year Ended December 31, 2018
Non-interest income (GAAP)	$33,328	$132,022
Less: Income from resolution of covered assets	862	11,551
Less: Net loss on FDIC indemnification	(2,274)	(4,199)
Less: Gain on sale of covered loans	993	5,732
Non-interest income, excluding the impact of transactions in the formerly covered assets (non-GAAP)	$33,747	$118,938

Non-loss share diluted earnings per share is a non-GAAP financial measure. Management believes disclosure of this measure provides readers with information that may be useful in understanding the impact of the covered loans and FDIC indemnification asset on the Company’s earnings for periods prior to the termination of the Single Family Shared-Loss Agreement. The following table reconciles this non-GAAP financial measurement to the comparable GAAP financial measurement of diluted earnings per common share for the three months and year ended December 31, 2018 (in millions except share and per share data. Shares in thousands):

	Three Months Ended December 31, 2018	Year Ended December 31, 2018
Net Income (GAAP)	$52.4	$324.9
Less Loss Share Contribution	7.6	(69.6)
Net Income as reported, minus Loss Share Contribution	$60.0	$255.3
Diluted earnings per common share, excluding Loss Share Contribution:
Diluted earnings per common share (GAAP)	$0.50	$2.99
Less: Net impact on diluted earnings per common share of Loss Share Contribution (non-GAAP)	0.09	(0.63)
Non-loss share diluted earnings per common share (non-GAAP)	$0.59	$2.36
Non-loss share diluted earnings per share:
Loss Share Contribution	$(7.6)	$69.6
Weighted average shares for diluted earnings per common share (GAAP)	100,959	104,077
Impact on diluted earnings per common share of Loss Share Contribution (non-GAAP)	(0.08)	0.67
Impact on diluted earnings per common share of Loss Share Contribution:
Loss Share Contribution, net of tax, allocated to participating securities	(1.0)	(3.8)
Weighted average shares for diluted earnings per common share (GAAP)	100,959	104,077
Impact on diluted earnings per common share of Loss Share Contribution allocated to participating securities (non-GAAP)	(0.01)	(0.04)
Net impact on diluted earnings per common share of Loss Share Contribution (non-GAAP)	$(0.09)	$0.63

Supplemental Calculations
Calculation of Loss Share Contribution and Non-Loss Share Earnings Per Share
Non-Loss Share Earnings are calculated by removing the total Loss Share Contribution from Net Income. The Loss Share Contribution is a hypothetical presentation of the impact of the covered loans and FDIC indemnification asset on earnings for each respective quarter, reflecting the excess of Loss Share Earnings over hypothetical interest income that could have been earned on alternative assets (in millions except share and per share data):

	Three Months Ended December 31, 2018 (3)	Year Ended December 31, 2018 (3)
Net Income As Reported	$52.4	$324.9
Calculation of Loss Share Contribution:
Interest Income - Covered Loans (Accretion)	$121.3	$368.2
Net impact of sale of covered loans	1.0	9.1
Amortization of FDIC Indemnification Asset	(128.9)	(261.8)
Loss Share Earnings (Loss)	(6.6)	115.5
Hypothetical interest income on alternate assets (1)	(3.8)	(20.9)
Loss Share Contribution, pre-tax	(10.3)	94.6
Income taxes (2)	2.7	(25.1)
Loss Share Contribution, after tax	$(7.6)	$69.6

Net Income as reported, minus Loss Share Contribution	$60.0	$255.3

Diluted Earnings Per Common Share, as Reported	$0.50	$2.99
Earnings Per Share, Loss Share Contribution	(0.09)	0.63
Non-Loss Share Diluted Earnings Per Share	$0.59	$2.36

(1)	See section entitled "Supplemental Calculations - Calculation of Hypothetical Interest Income on Alternate Assets" below for calculation of these amounts and underlying assumptions.
(2) An assumed marginal tax rate of 26.5% was applied.
(3) Calculation variances of $0.1 million in the table above are due to rounding.

Calculation of Hypothetical Interest Income on Alternate Assets
The hypothetical interest income calculated below reflects the estimated income that may have been earned if the average balance of covered loans and the FDIC indemnification asset were liquidated and the proceeds assumed to be invested in securities at the weighted average yield on the Company’s investment securities portfolio as reported. Historically, cash received from the repayment, sale, or other resolution of covered loans and cash payments received from the FDIC under the terms of the Shared Loss Agreement have generally been reinvested in non-covered loans or investment securities. There is no assurance that the hypothetical results illustrated below would have been achieved if the covered loans and FDIC indemnification asset had been liquidated and proceeds reinvested (dollars in millions):

	Three Months Ended December 31, 2018	Year Ended December 31, 2018
Average Balances (1)
Average Covered Loans	$329	$427
Average FDIC Indemnification Asset	91	196
Average Loss Share Asset	$420	$623

Yield
Yield on securities - reported (2)	3.59%	3.35%
Hypothetical interest income on alternate assets	$3.8	$20.9

(1)	Calculated as the simple average of beginning and ending balances reported for each period.
(2) The weighted average yield on the Company’s investment securities as reported for the applicable period.